ENERGY CONVERSION DEVICES ANNOUNCES OFFERING OF

4,708,500 SHARES OF COMMON STOCK, $225 MILLION OF

CONVERTIBLE SENIOR NOTES, AND SHARE LENDING ARRANGEMENT

Rochester Hills, Mich., June 12, 2008 – Energy Conversion Devices, Inc. (NASDAQ: ENER), a global manufacturer of thin-film flexible solar laminate products for the building integrated and commercial rooftop markets, announced today that it has filed preliminary prospectus supplements with the Securities and Exchange Commission relating to proposed public offerings of 4,708,500 shares of common stock and $225 million aggregate principal amount of Convertible Senior Notes due 2013. Energy Conversion Devices intends to grant the underwriters of the proposed offering of common stock an option to purchase up to an additional 190,500 shares of common stock, and to grant to the underwriters of the proposed offering of notes an option to purchase up to an additional $33.75 million aggregate principal amount of notes.

The interest rate, conversion rate, conversion price and other terms of the notes will be determined at the time of the pricing of the offering. The notes will be senior unsecured obligations and will rank equal in right of payment with any future senior unsecured debt, and senior in right of payment to all of the company’s existing and future debt, if any, that is subordinated to the notes.

Concurrently with this offering of the notes, Energy Conversion Devices is offering 4,708,500 shares of its common stock. Of these, 3,438,500 shares will be lent by Energy Conversion Devices to Credit Suisse International, or CSI, an affiliate of Credit Suisse Securities (USA) LLC, pursuant to a share lending agreement among Energy Conversion Devices, Credit Suisse Securities (USA) LLC and CSI. Under that agreement, CSI will be entitled to offer and sell such shares pursuant to the equity prospectus supplement and will agree to use the sale of such offered shares to facilitate the establishment of hedge positions by investors in the notes offered and potentially other securities. CSI will receive all of the proceeds from the share lending arrangement. Energy Conversion Devices will not receive any of the proceeds from the share lending arrangement but will receive a nominal lending fee. The completion of the lending of shares pursuant to the share lending arrangement is conditioned on completion of the convertible notes offering.

While the borrowed shares will be considered issued and outstanding for corporate law purposes, because the shares lent pursuant to that agreement must be returned to Energy Conversion Devices prior to June 15, 2013, the company believes that under U.S. generally accepted accounting principles, the borrowed shares will not be considered outstanding for the purpose of computing and reporting earnings per share.

Credit Suisse Securities (USA) LLC and UBS Securities LLC are acting as the representatives of the underwriters and the book-running managers for the common stock offering and the convertible note offering, and JPMorgan Chase & Co., Deutsche Bank Securities, and Lazard Ltd. will serve as co-managers.

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Energy Conversion Devices intends to use the net proceeds from the offering of convertible notes and the underwritten equity offering for the expansion of its solar laminate production in connection with its plan to reach 1 GW of capacity by 2012 and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

A registration statement relating to these securities (including a prospectus and two prospectus supplements) has been filed with the Securities and Exchange Commission. Prospective investors should read the prospectus, prospectus supplements, the registration statement and other documents Energy Conversion Devices has filed with the SEC for more complete information about Energy Conversion Devices and this offering. These documents are available at no charge by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, a prospectus and prospectus supplement for the common stock offering and/or for the convertible notes offering may be obtained by contacting the prospectus department of Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, NY 10010, (tel: 1 800-221-1037).

NOTE: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the offering, the use of the net proceeds from the offering and the belief that the borrowed shares will not be considered outstanding for the purpose of computing and reporting earnings per share. These forward-looking statements involve risks and uncertainties. Factors that could cause actual events to differ materially from those predicted in such forward-looking statements include market conditions, potential fluctuations in Energy Conversion Devices’ stock price, management's broad discretion over the use of the net proceeds of the offering, or changes in U.S. generally accepted accounting principles or in their interpretation. Certain of these risks and others are detailed from time to time in Energy Conversion Devices’ periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K for the year ended June 30, 2007, its quarterly report on Form 10-Q for the quarter ended March 31, 2008 and in the registration statement.

Contact:

Mark T. Trinske, Vice President

Investor Relations & Corporate Communications

Energy Conversion Devices, Inc.

248-299-6063